FORM 15

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
              SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                             Commission File Number
                                    333-3954

                              IMC Mortgage Company
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             (Exact name of registrant as specified in its charter)



         10014 North Dale Mabry Highway, Suite 101, Tampa, Florida 33618
         ---------------------------------------------------------------
                                 (813) 968.9853
                                 --------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock par value $0.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                   ------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


               Rule 12g-4(a)(1)(i) [x] Rule 12h-3(b)(1)(i)  [ ]
              Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i) [ ] Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii) [ ] Rule 12h-3(b)(2)(ii) [ ]
                                Rule 15d-6 [ ]

  Approximate number of holders of record as of the certification or notice date: 278

      Pursuant to the requirements of the Securities Exchange Act of 1934, IMC Mortgage Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:       March 14, 2001               By:  /s/ Dennis J. Pitocco
                                               --------------------------------
                                          Dennis J. Pitocco, President and CEO